Exhibit 10.42

Robert Riesbeck

xxxxxxxxxx

Indianapolis, IN 46204

Dear Bob,

I am pleased to confirm our formal offer of employment to you for the position of Executive Vice President and Chief Financial Officer of Terminix Global Holdings (hereafter referred to as Terminix). The purpose of this letter is to summarize the terms of our offer.

As EVP & CFO, Terminix, you will report to Brett Ponton, Chief Executive Officer of Terminix. Your effective start date will be December 7, 2020.

Base Salary

Your base compensation in this position will be at an annual rate of $650,000.  This will be paid on the 15th and last business day of each month.

Annual Incentive Plan (AIP)

In this position, you will be eligible to receive a bonus payment with a target of 85% of your base salary under the Terminix Annual Incentive Plan (“AIP”), subject to Plan funding and other terms and conditions of the Plan.  Your eligibility will begin on January 1, 2021.

Equity

Sign-On Equity Award

Upon approval by the Compensation Committee of the Board of Directors, you will receive a Restricted Stock Unit award (“RSU”) with a grant date value of $750,000.

The actual number of RSUs will be determined by dividing the grant date value by the Fair Market Value of Terminix’s common stock on the date of the award.  This award will vest in equal installments over two years on the first and second anniversaries of the grant date which will coincide with your effective start date.

Annual Equity Award

Beginning in 2021, you will be eligible to be considered for annual equity awards under the Terminix’s Long Term Incentive (“LTI”) Plan with a target grant date value of 175% of your annual base salary, with the form of such awards to be determined by the Compensation Committee of the Board (currently in March).

Additional information on the LTI Plan, including the Plan documents, will be provided to you upon approval of the awards.

Paid Time Off

You are also eligible for 4 weeks (twenty business days) vacation in addition to personal days, sick time and holidays.

All compensation, including bonus and incentive payments, if applicable, will be subject to applicable payroll deductions.  Terminix reserves the right, in its sole discretion, to at any time revise, modify, suspend, or withdraw any compensation, annual bonus, or other incentive plans, as to participation level, payout metrics, eligibility, timing or other features of the plan.

Benefits

Terminix offers you a comprehensive and flexible benefits package that allows you to choose coverage that best meets your needs. Regular, full-time teammates are eligible to participate in medical, dental, vision, disability and life insurance, the legal service plan, flexible spending accounts, and health savings account.  Coverage for most plans is effective on the 31st day of employment. The Terminix Life Management Program – Terminix’s EAP – is available to you and your immediate family and household members on your first day of employment.

The Terminix Profit Sharing and Retirement Plan (401(k)) provides you a convenient way to save for retirement.  You will be automatically enrolled in the 401(k) at a 3% contribution rate after completing 90 days of service.  You may increase, decrease, or stop your 401(k) contributions at any time before or after your automatic contributions to the plan begin.

Additional information on all health and welfare and retirement benefits will be mailed to your home approximately six weeks after your date of hire but is also available at www.servbenefits.com.

Severance Benefits

In the event that your employment with Terminix and its affiliates is terminated at any time by Terminix without Cause or by you for Good Reason (as defined in Appendix A), then Terminix shall, subject to your execution of a separation agreement satisfactory to Terminix, pay the following to you as severance pay:

a.	An amount equal to twelve times your monthly base salary in effect as of your termination date; plus

b.	An amount equal to your then current year’s AIP target bonus (“Target Bonus”), pursuant to the terms of the then AIP”; plus

c.

An amount equal to the pro-rata percentage of your then current AIP target bonus (“AIP Bonus”) pursuant to the AIP based on actual Plan year performance, if your termination date is after June 30th, payable when annual bonus is generally payable pursuant to the AIP (currently in March of the following year).

The monthly base salary and Target Bonus shall be aggregated as a single sum and such sum shall be paid in as part of our normal payroll cycle starting on the first practicable payroll date after your separation agreement has become irrevocable.

Conditions of Employment

This offer of employment is contingent upon your completion of the Company’s standard new-hire on-boarding process for executive team members, including successfully passing a drug-screening test and criminal background check, as well as education verification.  This offer is also contingent upon Terminix’s approval of your completed conflict of interest disclosure and verification of the facts you have provided on your application for employment and for I-9 purposes.

This offer of employment is also contingent on your execution of the Terminix Non-Compete/Non-Solicitation/Confidentiality Agreement (enclosed) and your agreement to utilize Terminix’s alternative dispute resolution program We Listen to resolve any and all covered disputes/concerns and to arbitrate such disputes if they are not earlier resolved.

This letter shall not constitute a contract of guaranteed employment for any specified term and your employment status will always be “at-will”, meaning either you or Terminix may terminate the employment relationship at any time, with or without cause.

As a convenience to both you and Terminix, your first day of work may be scheduled before we have received the results of your criminal background check; however, your continued employment by Terminix will be subject to successful completion of the criminal background check.

If you have any questions, please do not hesitate to call me at 805-660-3278.  Please return your signed offer letter to me by December 4, 2020.

Bob, we look forward to having you as a key member of the Terminix team.  Our success hinges upon the people who make up our organization and we are excited about the strength you will lend to our team.

Sincerely,

/s/ David M. Dart

David M. Dart

Chief Human Resources Officer

Terminix

I accept this offer of employment under the terms and conditions set forth above.

Signature:	/s/ Robert J. Riesbeck	Date: 11/26/2020

Appendix A

Defined Terms:

“Cause” means any of the foregoing:

•

A material breach by you of your duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of Terminix; or

•

Your indictment for, conviction of or pleading guilty or nolo contendere to either a felony, or misdemeanor, involving any act of fraud, embezzlement, or dishonesty, or any other intentional misconduct by you that adversely and significantly affects the business affairs or reputation of Terminix or an affiliated company; or

•

Any failure by you to reasonably cooperate with any investigation or inquiry into your business practices, whether internal or external, including, but not limited to your refusal to be deposed or to provide testimony at any trial or inquiry.  Terminix will reimburse any reasonable expenses incurred by you as a result of you complying with this paragraph.

Certain of the foregoing are subject to notice and cure provisions.

“Good Reason” means any of the following without your prior written consent:

•	a material reduction in your position(s), authority or responsibilities;

•

a material reduction in your annual base salary, target AIP bonus or target LTI opportunity, each as in effect on the start date (or as the same may be increased from time to time thereafter), except for any such reduction by not more than 10% that applies equally to all named executive officers of Terminix;

•	a material change in the location of your primary worksite, which will be at least more than 50 miles from Terminix’s corporate offices as of the start date; or

•	any action or inaction by Terminix that constitutes a material breach of the terms of your offer letter.